Exhibit 3.17

STATE OF DELAWARE

CERTIFICATE OF

AMENDMENT OF

SYLVAN VENTURES, INC.

A corporation organized and existing under and by virtue of the
General Corporation Law of the State of Delaware

It is hereby certified that:

1.              By joint written consent of all of the members of the Board of Directors and the sole stockholder of the Corporation dated June 7, 2004, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, pursuant to which the directors and sole stockholder of the Corporation declared said amendment to be advisable and approved said amendment.

2                           The resolution setting forth the proposed amendment is as follows: “RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article First thereof to read “The name of the Corporation is:  Laureate Ventures, Inc.”

3                           Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

4.                        The capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Sylvan Ventures, Inc. has caused this certificate to be signed by its Executive Vice President on this 9th day of June, 2004.

/s/ B. Lee McGee
Name:	B. Lee McGee
Title:	Executive Vice President

CERTIFICATE OF INCORPORATION

OF

SYLVAN VENTURES, INC.

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated under and pursuant to the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”) does herby certify as follows:

FIRST:                  The name of the Corporation is Sylvan Ventures, Inc. (hereinafter, the “Corporation”).

SECOND:             The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, 19805. The name of the Corporation’s registered agent at that address is Corporation Service Company.

THIRD:                 The purposes of the Corporation are to (i) actively engage in the business of (a) making (directly or through intermediate persons) “Investments” in “Subject Companies” (each, as defined herein), (b) promoting the development of “Portfolio Companies” (as defined herein) including without limitation, management and supervision (depending on the level of investment), (c) providing strategic guidance and operational support to such Portfolio Companies, (d) promoting collaboration among such Portfolio Companies, and (e) owning and managing certain real estate assets; and (ii) do any and all things necessary or incidental to the foregoing.

For purpose hereof, the following terms shall have the following meanings:

(i)            “Investments” means investments in equity and equity-related securities, notes, debentures, limited partnerships interests, limited liability company interests, and other equity or debt instruments, interests or investments of any nature whatsoever, including without limitation, common or preferred stock, assets, and options, warrants and other rights to purchase any such Investments.

(ii)           “Portfolio Companies” means and includes Subject Companies in which the Corporation has any Investment.

(iii)          “Subject Companies” means persons that, as a significant component of the value of their business, directly or directly (a) provide, deliver or develop goods, services or content on the Internet or any similar computer network, (b) facilitate commercial transactions or educational programming conducted on the Internet or any similar computer network, (c) provide world wide web or similar development services and related software, (d) provide access to the Internet or any similar computer network, (e) provide hardware or software tools for use of the Internet or any similar computer network; (f) employ electronic or computer technology for educational purposes, or (g) are involved in the creation, production or delivery of new media products or content.

FOURTH:

A.            The total number of shares of capital stock that the Corporation shall have authority to issue is 30,000 shares, of which 20,000 shares shall be of a class designated as Common Stock with a par value of $.001 per share and 10,000 shares shall be of a class designated as Preferred Stock with a par value of $.001 per share. Each share of Common Stock shall be identical in all respects and shall have equal rights and privileges.

B.            The Preferred Stock shall be divided into series. The first series shall Consist of 6,000 shares and is designated “Series A Preferred Stock.” The remaining shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the remaining share of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other rights, and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares as may be permitted by the GCL. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of authorized but unissued shares of any series of Preferred Stock. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.            The relative powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock and the Common Stock are as follows:

1.             Dividends and Distributions.

(a)           Prior to the Corporation declaring and paying any dividends or other distributions (payable other than in Common Stock, “Options” or “Convertible Securities”, each as defined in Section C.4(d)(i) below) with respect to any shares of Common Stock, the holder of Series A Preferred Stock shall be entitled to receive as, if and when declared by the Board of Directors, out of funds legally available for such purpose and to the extent permitted under the GCL, with respect to such shares of Series A Preferred Stock, and aggregate amount (the “Preferred Capital”) equal to the sum of (i) the original purchased price paid for such shares upon the initial issuance thereof by the Corporation (the “Original Purchase Price”), plus (ii) all additional amounts contributed (the “Additional Capital Contributions”) by the holders of Series A Preferred Stock in connection with any and all “Company Capital Calls,” as defined in , and in accordance with, that certain Stockholders’ Agreement dated on or about June 29, 2000, as amended from time to time, by and among the Corporation and the stockholders of the Corporation (the “Stockholders’ Agreement”).

(b)           Subject to the preference of the Series A Preferred Stock set forth in the preceding paragraph, prior to the Corporation declaring and paying any additional dividends or other distributions (payable other than in Common Stock, Options or Convertible Securities) with respect to any shares of Preferred Stock, the holders of Common Stock shall be entitled to receive as, if and when declared by the Board of Directors, out of funds legally available for such purpose and to the extent permitted under the GCL, with respect to such shares of Common Stock, an aggregate amount (the “Common Capital”) equal to the sum of (i) the Original Purchase Price with respect to such shares of Common Stock, and (ii) the Additional Capital Contributions contributed by the holders of Common Stock in connection with any and all Company Capital Calls.

(c)           Subject to the relative preference of the Series A Preferred Stock and the Common Stock set forth in the preceding two paragraphs, the holder of Common Stock and the holders of Series A Preferred Stock shall be entitled to receive as, if and when declared by the Board of Directors, out of fund legally available for such purpose and to the extent permitted under the GCL, any and all additional dividends or distributions declared and paid by the Corporation, with each such holder receiving its pro-rata portion of any such dividend or distribution, determined on the basis of the number of shares of Common Stock then held by such holders and the number of shares of Common Stock into which the shares of Series A Proffered Stock then held by such holders may be converted in accordance with Section C4 of the Article FOURTH.

2.             Liquidation Preference.

In the event of any liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), the assets of the Corporation available for distribution to its stockholder (the “Corporate Assets”) shall be distributed as follows:

(a)           First, before any distribution of assets shall be made to the holders of Common Stock, the holders of shares of Series A Preferred Stock then outstanding shall be entitle to be paid (pro-rata) among all issued and outstanding share of Series A Preferred Stock) out of the Corporate Assets, an aggregate amount (the “Series A Preferred Liquidation Preference”) equal to the Preferred Capital, plus all Additional Capital Contributions made by the holders of Series A Preferred Stock, less the aggregate amount of any and all dividend and other distribution with respect to such shares of Series A Preferred Stock previously paid by the Corporation pursuant to Section C.1(a) of this Article FOURTH on or before the date of distribution of the Corporate Assets. If upon the occurrence of a Liquidation Event, the Corporate Assets shall be insufficient to pay the Series A Preferred Liquidation Preference to the holders of shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall share ratably in the distribution of the entire remaining Corporate Assets in proportion to the respective amounts which would otherwise be payable in respect to such shares were paid in full.

(b)           Second, the holder of share of Common Stock then outstanding shall be entitled to be paid (pro-rata among all issued and outstanding shares of Common Stock) out of the remaining Corporate Assets, an aggregate amount (the “Common Liquidation Amount”) equal to the Common Capital, plus all Additional Capital Contributions made by the holders of Common Stock, less than aggregate amount of any and all dividends and other distributions with respect to such shares of Common Stock previously paid by the Corporation pursuant to Section C.1 (b) of this Article FOURTH on or before the date of distribution of the Corporate Assets. If, upon the occurrence of a Liquidation Event, the Corporate Assets remaining after payment of the Series A Preferred Liquidation Preference shall be insufficient to pay the Common Liquidation Amount to the holders of shares of Common Stock, the holders of share of Common Stock shall share ratably in the distribution of the entire remaining Corporate Assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on to with respect to such shares were paid in full.

(c)           Third, the holder of shares Common Stock and the holders of shares of Series A Preferred Stock shall be entitled to be paid pro rata (on the basis of the number of shares of Common Stick then held by such holders and the number of shares of Common Stock into which the Series A Preferred Stock then held by such holders may be converted in accordance with Section C.4 of this Article FOURTH immediately prior to such Liquidation Event) all remaining Corporate Assets.

3.             Voting Rights: Directors

(a)           Except as otherwise required by law or the Stockholders’ Agreement, the holders of shares of Common Stock and the holders of shares of Series A Preferred Stock shall vote together, as a single class, on all matters submitted to stockholders of the Corporation for their action or consideration. Each holder of shares of Common Stock shall be entitled to that number of votes equal to that number of shares of Common Stock then held by such holder, and each holder of shares of Series A Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock then held by such holder may be converted in accordance with Section C.4 of this Article FOURTH.

(b)           Subject to the terms and conditions of the Stockholders’ Agreement, the holders of Common Stock and the holders of Series A Preferred Stock shall elect all of the directors of the Corporation pursuant to cumulative voting, with each such holder having a number of votes equal to the product of (i) the sum of (x) the number of shares of Common Stock then held by such holder plus (y) the number of shares of Common Stock into which the shares of Series A Preferred Stock then help by such holder may be converted (in accordance with Section C.4 of this Article FOURTH), multiplied by (ii) the total number of directors to be elected by the stockholders of the Corporation, and each such holder may cast all of such votes for a single candidate or may distribute such votes among any number of such candidates.

4.             Conversion

(a)           In General. At any time and from time to time prior to the consummation of a “Qualified IPO” (as defined in Section C.4(g) of this Article FOURTH), any holder of Series A Preferred Stock may convert all or any of the shares of Series A Preferred Stock then held by such holder into a number of shares of Common Stock (including fractional interests in such Common Stock) computed by multiplying the number of shares of Series A Preferred Stock proposed to be converted by $119.45, and dividing the result by the applicable “Conversion

Price” (as defined herein) then in affect. The initial conversion rate for Series A Preferred Stock surrendered for conversation shall be one share of Common Stock for each share of Series A Preferred Stock surrendered for conversion, representing an initial “Conversion Price” of $119.45 per share of Common Stock, subject to adjustment as hereinafter provided. Such initial Conversion Price represents the quotient of (i) $298,507.40 (the “Preferred Common Commitment”), representing the aggregate amount of Preferred Capital and the aggregate commitment of the holders of Series A Preferred Stock to contribute Additional Capital Contribution in accordance with the Stockholders’ Agreement, all as set forth in that certain Formation Company Agreement dated on or about June 29, 2000, by and among the stockholders of the Company (the “Formation Agreement”), divided by (ii) 2,499, representing the number of shares of Series A Preferred Stock purchased by the holders of Series A Preferred Stock pursuant to such Formation Agreement.

(b)           Conversion Procedure.

(i)            Any holder of shares of Series A Preferred Stock desiring to convert any portion thereof into Common Stock shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for such shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of that shares of Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wages the certificate or certificates for shares of Common Stock to be issued. If reasonably required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instrument of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney-in-fact duly authorized in writing. The date of receipts of such certificates and notice by the transfer agent (or by the Corporation if the Corporations serves as its own transfer agent) shall be the conversion date (the “Conversation Date”).  The Corporation shall, as soon as practicable after the Conversation Date, issue and deliver at such office to such holder of shares of Series A Preferred Stock, or its nominees, a certificate of certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversions shall be treated for all purposes as the record holder or holders of such shares of Common Stock as such date.

(ii)           In case of any liquidation, dissolution and winding up of the Corporation, the conversion rights set forth in this Section C.4 shall cease and terminate at the close of business on the business day fixed for payment of the amount distributable to the holders of shares of Series A Preferred Stock pursuant to Section C.2 of this Article FOURTH.

(iii)          The Corporation shall assist and cooperate with any holder of Series A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Preferred Stock hereunder (including without limitations, making any filings required to be made by the Corporation). The Corporation shall take all such actions as may be reasonably necessary to ensure that all such Common Stock may be so issues without violation of any applicable law or governmental regulation.

(c)           Subdivision of Combination of Common Units.  If the Corporation subdivides (by the stock split, dividends, distribution, recapitalization, or otherwise) the outstanding Common Stock into a greater number of shares, the applicable Conversion Price in affect immediately prior to such subdivision shall be proportionately decreased to account for such subdivision, and if the Corporation combines (by the reverse stock split or otherwise) the outstanding Common Stock into a smaller number of shares, the applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(d)           Adjustment of Conversion Price Upon Certain Issuances of Stock.  If the Corporation shall issue or sell, or is, in accordance with subparagraph (i) through (vi), deemed to have issued or sold, any shares of stock (including Common Stock and all Options and Convertible Securities) for a consideration per share less than the applicable Conversion Price for the shares of Series A Preferred Stock in effect immediately prior to the time of such issue or sale (a “Dilutive Event”), then, forthwith upon such Dilutive Event, such applicable Conversation Price shall be reduced concurrently with such issue to an amount equal to the quotient of (i) (A) the Conversion Price immediately prior to such Dilutive Event, multiplied by (B) the number of shares of Common Stock outstanding immediately prior to such Dilutive Event determined on a fully-diluted basis assuming the conversion or exercise of all outstanding shares of Series A Preferred Stock and all other Options or Convertible Securities (“Fully-Diluted Basis”), plus (C) the aggregate consideration, if any, received or to be received by the Corporation upon such Dilutive Event, divided by (ii) the sum of the number of shares of Common Stock outstanding immediately after such Dilutive Event, determined on a Fully-Diluted Basis. The Conversion Price shall be determined in accordance with the foregoing formula and shall be rounded to the nearest one tenth of one cent ($0.001).

Notwithstanding the forgoing, if, as of the effective date of any conversion of any shares of Series A Preferred Stock pursuant to the terms of this Certificate, a stockholder converting all or any of its shares of Series A Preferred Stock has not paid an amount of Preferred Capital equal to the full amount of such stockholders pro-rata portion of the Preferred Capital Commitment, then the Conversion Price for each share of Common Stock issuable upon conversion of such (and only such) shares of Series A Preferred Stock shall be readjusted to eliminate the effect of any and all prior Dilutive Events with respects to which the aggregate consideration per share received by the Corporation in connection with such Dilutive Effect was equal to or greater than the quotient of the aggregate Preferred Capital of such stockholder, divided by the aggregate number of shares of Series A Preferred Stock held by such stockholders.

For purpose of this Section C.4(d) of Article FOURTH, the following subparagraphs (i) to (vi) shall also be applicable:

(i)            Issuance of Rights or Options.  In case the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, shares of Common

Stock or any stock or security convertible into it exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined, by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Option) shall be less than the applicable Conversion Price for the Series A Preferred Stock immediately prior to the time of the granting of such Options or Convertible Securities, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding, except as otherwise provided in subparagraph (iii), no adjustment of any Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such share of Common Stock upon conversion or exchange of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon such conversion or exchange (determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (b) the total maximum number of share of Common Stock issuable upon the conversion of exchange of all such Convertible Securities) shall be less than the applicable Conversion Price for the Series A Preferred Stock immediately prior to the time of such issues or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph (iii), no adjustment of any Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to issue or sale of such Convertible Securities for which adjustments of any Conversion Price have been or are to be made pursuant to other provisions of this Section C.4(d) of Article FOURTH, no further adjustment of such Conversion Price shall be made by reason of such issue or sale.

(iii)          Change in Option Price or Conversion Rate.  Upon the

happening of any of the following event, namely, if the purchase price provided for in any Option referred to in subparagraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (i) or (ii), or the rate of any Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the applicable Conversion Price for the Series A Preferred Stock at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding included such changed purchased price, additional consideration or conversion rate as the case may been at the time initially granted, issues or sold but in no event will applicable Conversion Price be readjusted to an amount greater than the applicable Conversion Price which would have been in effect had the Options or Convertible Securities subject to the above described consideration changes never been granted, issues or sold. In addition, on the expiration or exchange of any Option or Convertible Securities prior to the conversion of the Preferred Units, the applicable Conversion Price then in effect hereunder shall forthwith be adjusted to the applicable Conversion Price which would have been in effect had such Options or Convertible Securities never been issued: provided, that any consideration which was actually received by the Corporation in connection with the issuance or sale of such Options or Convertible Securities shall be included in the readjustment computation even though such Options or Convertible Securities shall have expired or terminate; provided, further, than no such readjustment to the Conversion Price shall affect any Common Stock previously issued upon conversion of Series A Preferred Stock.

(iv)          Distribution of Stock.  In case the Corporation shall make any distribution upon any Common Stock of the Corporation payable in Common Stock, Options or Convertible Securities, any such securities issued in payment of such distribution shall be deemed to have been issues or sold at a consideration equal to $.01 per share.

(v)           Consideration.      In case any Common Stock, Options or Convertible Securities shall be issues or sold for cash, the consideration received thereof shall be deemed to be to the amount received by the Corporation therefor, without deduction therefrom of the any amounts paid or receivable for accrued interest, expenses incurred or any underwriting commission or concession paid or allowed by the Corporation in connection therewith. In case any Common Stock, Options or Convertible Securities shall be issued or sold for an consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors, without deduction of any amount paid or receivable for accrued interest and any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issues in connection with the issues and sale of other securities of the Corporation, together comprising on integral transaction in which no specific consideration is allocated so such Options by the parties thereto, the consideration shall be allocated to such Options and such other securities as determined in good faith by the Board of Directors.

(vi)          In case any event shall occur as to which the provisions of the Section C.4(d) are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then, in each such case, the Corporation shall make a good faith adjustment to the Conversion Price in accordance with the intent of this Section C.4(d) and, upon the written request of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Corporations), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section C.4(d), necessary to preserve, without dilution, the conversion rights associated with the Series A Preferred Stock. Upon receipt of such opinion, the Corporation shall promptly mail a copy thereof to the holders of each share of Series A Preferred Stock and shall make the adjustments described therein.

(e)           Notifications.  Immediately upon any adjustment of the applicable Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(f)            Certain Issues of Common Stock Excepted.  The Corporation shall not be required to make any adjustment applicable Conversion Price in the case of the issuance of:

(i)            Stock issues or issuable upon conversion of Series A Preferred Stock;

(ii)           Stock issues or issuable as a distribution on Series A Preferred Stock;

(iii)          Stock issues or issuable in connection with the transactions set forth in Section 7.3.4 of that certain Limited Liability Company Agreement of Sylvan Ventures, LLC, a Delaware limited liability company (the “Incubator Operating Agreement”);

(iv)          Stock, the issuance of which is approved by the “Investor Directors” (as defined in the Stockholders’ Agreement);

(v)           Stock issues or issuable pursuant to the Formation Agreement; or

(vi)          Stock issued or issuable by reason of a dividend, split, or other distribution on Stock extended from adjustment of the applicable Conversion Price pursuant to the preceding clauses (i), (ii), (iii) and (iv).

(g)           Automatic Conversion.  Immediately prior to the consummation of a “Qualified IPO” (as defined herein), each outstanding share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price. For purpose of this Article FOURTH, a “Qualified IPO” shall means the sale of more than 10% of the common stock of the Corporation or the “Corporate Successor” (as defined in the Incubator Operating Agreement) at the pre-money valuation of at least One Billion Dollars

($1,000,000,000) in a bona fide underwritten initial public offering of common stock registered under the Securities Act of 1933, as amended, resulting in a listing of such securities on a national securities exchange or quotation of such securities on NASDAQ National Market.

(h)           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to the effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation with take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose including, without limitations, engaging on best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

FIFTH:  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The authorized number of directors of the Corporation shall be as fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation.  Election of directors need not be by written ballot unless the Bylaws so provide.  The names and mailing addresses of the persons who are to serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation, and thereafter until their successors are duly elected and qualified, are:

R. Christopher Hoehn-Saric	c/o Sylvan Ventures, LLC
1001 Lancaster Street
Baltimore, Maryland 21202

Douglas L. Becker	c/o Sylvan Ventures, LLC
1001 Lancaster Street
Baltimore, Maryland 21202

James H. McGuire	c/o Sylvan Ventures, LLC
1001 Lancaster Street
Baltimore, Maryland 21202

Donald V. Berlanti	c/o Sylvan Ventures, LLC
1001 Lancaster Street
Baltimore, Maryland 21202

Rick Inatome	c/o Sylvan Ventures, LLC
1001 Lancaster Street
Baltimore, Maryland 21202

R. William Pollock	c/o Sylvan Ventures, LLC
1001 Lancaster Street

Baltimore, Maryland 21202

J. Phillip Samper	c/o Sylvan Ventures, LLC
1001 Lancaster Street
Baltimore, Maryland 21202

Michael Gross	c/o Apollo Management, L.P.
1301 Avenue of the Americas
38th Floor
New York, NY 10019

Laurence Berg	c/o Apollo Management, L.P.
1301 Avenue of the Americas
38th Floor
New York, NY 10019

SIXTH:                 In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeat or otherwise alter Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of, nor limit, their power to adopt, amend, repeal or otherwise alter the Bylaws.

SEVENTH:          No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation of its stockholders; (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the Corporation or its Stockholders to the fullest extent permitted by Section 102(b)(7) of the GCL.  If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, than such liability shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. The Corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the GCL each person that such Sections grant the Corporation the power to indemnify.  Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH:             In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and the Bylaws; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

NINTH:                 Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

TENTH:               The name and mailing address of the incorporator are Janet Sidle, 1800 Mercantile Bank & Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned, being the sole incorporator herein named, for the purpose of forming a Delaware corporation, has executed and acknowledged this Certificate of Incorporation on this 27th day of June, 2000.

/s/ Janet Sidle
Janet Sidle, Incorporator